UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 27, 2018
NOBILIS HEALTH CORP.
(Exact name of registrant as specified in its charter)

British Columbia	001-37349	98-1188172
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

11700 Katy Freeway, Suite 300, Houston, Texas	77079
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (281) 925-0950
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
This Form 8-K/A amends the Form 8-K filed by Nobilis Health Corp. (the “Company”) with the U.S. Securities and Exchange Commission on December 27, 2018 (the “Original 8-K”) to provide a description of employment agreement between the Company, James Springfield, and NorthStar Healthcare Acquisitions, LLC (“NHA”), in connection with Mr. Springfield’s appointment as the Company’s Chief Executive Officer. NHA is an indirect subsidiary of the Company.
The disclosure contained in Item 5.02 remains unchanged and the information contained under Item 9.01 of the Original 8-K remains unchanged.
ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On December 27, 2018, the Company announced James Springfield its new Chief Executive Officer. Mr. Springfield began serving as the Company’s Chief Executive Officer on January 1, 2019. Mr. Springfield, age 55, brings to the chief executive officer role substantial leadership experience with several of the country’s largest healthcare providers and payors. Mr. Springfield joins the Company from JGS Advisory Services, LLC, where he served as President and Chief Executive Officer beginning in 2008. JGS Advisory Services, LLC is a healthcare consulting firm focused on strategic financial and operational management for healthcare providers. Before that, he served as the President and Chief Executive Officer of Valley Baptist Health System from 2003 to 2008. Under Mr. Springfield’s leadership, Valley Baptist revenues grew from $800 million to $1.7 billion. Earlier in his career, Mr. Springfield held various leadership roles with Memorial Hermann Healthcare System, including serving as the Chief Executive Officer of Children’s Memorial Hermann Hospital and Chief Operating Officer of Memorial Hermann Hospital. Mr. Springfield earned a bachelor’s degree in Business Administration from Baylor University. He received a master’s degree in Healthcare Administration from the University of Houston-Clear Lake.
In connection with his appointment, the Company and Mr. Springfield entered into a written employment agreement (the “Employment Agreement”) for an initial two-year term, which provides for the following compensation terms for Mr. Springfield. Pursuant to the Employment Agreement, for the first year of the term, Mr. Springfield will receive a base salary of $500,000 annually. For the second year of the term, Mr. Springfield will receive a base salary of $550,000 annually. Mr. Springfield is eligible to receive an annual, discretionary bonus equal to 90% of his base salary upon the achievement of individual and corporate performance objectives as determined in good faith by the Compensation, Nominating, and Corporate Governance Committee of the Company’s Board. Subject to the approval by the Company’s Board, Mr. Springfield may also receive a grant of 250,000 stock options vesting in equal annual installments, based on his anniversary date, over three years with a ten-year expiration. Mr. Springfield is eligible to participate in NHA’s employee benefit plans on the same basis as generally made available to other executives of NHA.
In addition, the Employment Agreement provides for certain payments and benefits in the event of termination of his employment under specific circumstances including, but not limited to, a change of control event. If during the term of the Employment Agreement, his employment is terminated by NHA other than for Cause, death, Disability or upon Change of Control or by Mr. Springfield for Good reason or Just Cause (each defined in the Employment Agreement), he would be entitled to (1) any unpaid expense reimbursements accrued prior to the Termination Date, (2) continuation of coverage of COBRA benefits for 12 months following termination, and (3) a payment equal to the greater of (A) his monthly Base Salary for 12 months or (B) the remainder of his Base Salary payable under the then current Employment Period. NHA is to make the payment under number 3 above in accordance with NHA’s standard payroll practices.
Mr. Springfield’s receipt of the payments outlined in number 3 above is contingent upon execution of a full release of any and all claims Mr. Springfield may have against NHA, its parents, subsidiaries and affiliates and each of their respective directors, officers, employees and agents, and compliance with the restrictive covenants described in the following paragraph.
Pursuant to the Employment Agreement, Mr. Springfield has agreed to customary restrictions concerning the disclosure and use of the Company’s confidential information and has agreed that all work product or inventions developed or conceived by him while employed with NHA relating to any activities of NHA is the property of NHA. Also, during the term of his employment and for the 12 months following his termination, except if Mr. Springfield terminates the Employment Agreement for Just Cause, Mr. Springfield has agreed not to provide the duties described in Section 1 of the Employment Agreement to any Competing Business.
Harry Fleming will continue to serve as Executive Chairman of the Company’s Board. His new responsibilities as a Nobilis executive are being negotiated and will be announced when they are finalized.
The preceding description of the Employment Agreement is a summary and is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein. Unless otherwise defined herein, all capitalized terms written under Item 5.02 have the same meaning as in the Employment Agreement.

There are no family relationships between Mr. Springfield and any director or officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d)   99.1 Employment Agreement dated January 1, 2019.

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

99.1	Employment Agreement dated January 1, 2019
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBILIS HEALTH CORP.

/s/ Kenneth J. Klein
Kenneth J. Klein
Chief Financial Officer

Date: January 7, 2019